Exhibit 99.1

VYNE Therapeutics Reports 2025 First Quarter Financial Results and Provides Business Update
•Repibresib gel (VYN201) Phase 2b vitiligo top-line results expected in mid-2025
•Expected cash runway into 2H 2026

BRIDGEWATER, N.J., May 8, 2025 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today announced financial results as of and for the quarter ended March 31, 2025, and provided a business update.

“During the first quarter of 2025, we continued to progress our Phase 2b trial evaluating repibresib for the treatment of vitiligo, and we anticipate reporting top-line results from this trial mid-year,” said David Domzalski, President and Chief Executive Officer of VYNE. “With only one FDA-approved therapy, vitiligo remains an area of significant unmet need, and we believe repibresib has the potential to become a highly differentiated and important therapy for addressing this large patient population. With respect to VYN202, we will continue to work closely with the FDA to address the clinical hold placed on our Phase 1b psoriasis trial, and we expect to provide additional updates as we gain concurrence on the necessary steps needed to move forward and lift the clinical hold.”

Recent Pipeline and Corporate Updates

Repibresib gel, a locally-administered small molecule pan-BD BET inhibitor (Phase 2b, nonsegmental vitiligo):
•Top-line results from the Phase 2b trial are expected in mid-2025. The fully enrolled, Phase 2b trial (NCT06493578) is a randomized, double-blind, vehicle-controlled trial evaluating the efficacy, safety and pharmacokinetics of once-daily repibresib gel in three dose cohorts (1%, 2% or 3% concentrations) compared to vehicle over 24 weeks in subjects with active or stable nonsegmental vitiligo. Subjects have been randomized equally (1:1:1:1 ratio) across the active drug cohorts or vehicle (approximately 45 subjects in each arm). Top-line results from the 24-week double-blind, vehicle-controlled portion of the trial are expected mid-year.

•Following the 24-week treatment period, subjects who have been randomized in the three active dose cohorts will continue treatment with their respective dose concentrations for an additional 28-week active treatment extension. Subjects who have been randomized in the vehicle group during the initial 24-week treatment period will be equally re-randomized into one of the three active dose cohorts for an additional 28 weeks.

•The clinical hold on the Phase 1b trial of VYN202 does not apply to VYNE’s ongoing Phase 2b trial of repibresib gel in nonsegmental vitiligo. Repibresib is a distinct and unique compound from VYN202, and there have been no observations of testicular toxicity in long-term non-clinical toxicology studies with VYN201.

VYN202, an oral small molecule BD2-selective inhibitor:
•Phase 1b psoriasis trial placed on clinical hold. In May 2025, the U.S. Food and Drug Administration ("FDA") informed the Company that its Phase 1b trial evaluating VYN202 for the treatment of moderate-to-severe plaque psoriasis was placed on clinical hold. The clinical hold determination was made following a recent observation of testicular toxicity in dogs from a non-clinical toxicology study with VYN202. VYNE has suspended all screening, enrollment and patient dosing in the Phase 1b trial of VYN202 and intends to work diligently with the FDA to resolve the clinical hold as soon as possible. To date, there have been no serious adverse events observed in subjects that have been enrolled in the Phase 1b trial.

Financial Results as of and for the First Quarter Ended March 31, 2025
Cash position. As of March 31, 2025, VYNE had $50.3 million of cash, cash equivalents and marketable securities. Based on current operating assumptions, VYNE believes its cash, cash equivalents and marketable securities as of March 31, 2025 will be sufficient to fund its operations into the second half of 2026.
Share count. As of March 31, 2025, VYNE had 15,959,488 common shares issued and outstanding, and outstanding pre-funded warrants to purchase 26,794,398 shares of common stock at an exercise price of $0.0001 per share.
Revenues. Revenues totaled $0.2 million and $0.1 million for the quarters ended March 31, 2025 and 2024, respectively, consisting of royalty revenue from the Company's royalty agreement with LEO Pharma A/S, to whom VYNE previously licensed the rights to Finacea® foam.
Research and development expenses. VYNE’s research and development expenses for the quarter ended March 31, 2025 and 2024 were $6.1 million and $3.7 million, respectively. The increase was primarily driven by increased expenses of $1.5 million for VYN202, increased expenses of $0.7 million for repibresib, and an increase in employee-related expenses of $0.3 million following the hiring of additional research and development personnel. The $1.5 million increase in expenses for VYN202 was primarily associated with costs incurred in connection with our Phase 1b trial, and the $0.7 million increase in expenses for repibresib was primarily related to clinical trial costs incurred in connection with our ongoing Phase 2b trial of repibresib in subjects with NSV which was initiated in June 2024.
General and administrative expenses. VYNE’s general and administrative expenses for the quarter ended March 31, 2025 and 2024 were approximately $3.3 million and $3.8 million, respectively. The decrease was primarily driven by a decrease in consulting and professional fees of $0.3 million and a decrease in employee related expenses of $0.2 million.
Net loss. Net loss and net loss per share for the quarter ended March 31, 2025 was $8.6 million and $0.20, respectively, compared to a net loss and net loss per share of $6.2 million and $0.15, for the comparable period in 2024.
About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the clinical development of repibresib and VYN202, timing for reporting top-line results from the Phase 2b trial of repibresib, the clinical hold on the Phase 1b trial of VYN202, including communications related to VYNE's ability to resolve such hold, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$28,209	$19,926
Investment in marketable securities	22,063	41,590
Prepaid and other current assets	4,641	2,921
Total Current Assets	54,913	64,437
Non-current Assets:
Property and equipment, net	107	113
Operating lease right-of-use assets	62	93
Non-current prepaid expenses and other assets	1,341	2,262
Total Non-current Assets	1,510	2,468
Total Assets	$56,423	$66,905

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$3,534	$2,707
Accrued expenses	6,858	9,272
Employee related obligations	523	1,428
Operating lease liabilities	63	99
Other current liabilities	1,313	1,313
Total Current Liabilities	12,291	14,819
Total Liabilities	$12,291	$14,819

Commitments and Contingencies

Stockholders' Equity
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at March 31, 2025 and December 31, 2024; no shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at March 31, 2025 and December 31, 2024; 15,959,488 and 14,830,013 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	783,911	783,235
Accumulated other comprehensive income	—	20
Accumulated deficit	(739,781)	(731,170)
Total Stockholders' Equity	44,132	52,086
Total Liabilities and Stockholders' Equity	$56,423	$66,905

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars and share data in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Royalty revenues	$202	$98
Total Revenues	202	98

Operating Expenses:
Research and development:	6,124	3,708
General and administrative	3,275	3,770
Total operating expenses	9,399	7,478
Operating loss	(9,197)	(7,380)
Other income, net	594	1,139
Loss from continuing operations before income taxes	(8,603)	(6,241)
Income tax expense	—	—
Loss from continuing operations	(8,603)	(6,241)
Loss from discontinued operations, net of income taxes	(8)	(8)
Net Loss	$(8,611)	$(6,249)

Loss per share, from continuing operations, basic and diluted	$(0.20)	$(0.15)
Loss per share from discontinued operations, basic and diluted	$—	$—
Loss per share basic and diluted	$(0.20)	$(0.15)

Weighted average shares outstanding - basic and diluted	42,673	42,581